STATE OF DELAWARE
CERTIFICATE OF MERGER OF
OLB.COM (ON-LINE BUSINESS), INC. INTO
THE OLB GROUP, INC.

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation, organized and existing under and by virtue of the General Corporation Law of Delaware, does hereby certify:

FIRST: That the name of the surviving corporation is The OLB Group, Inc., a Delaware corporation, and the name of the corporation being merged into this surviving corporation is OLB.com (ON-LINE BUSINESS), Inc., a New York corporation.

SECOND: That an Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8, Section 252 of the Delaware General Corporation Law.

THIRD: That the name of the surviving corporation is The OLB Group, Inc., a Delaware corporation.

FOURTH: That the Certificate of Incorporation of The OLB Group, Inc., a Delaware corporation which is surviving the merger, shall be the Certificate of Incorporation of the surviving corporation.

FIFTH: That the authorized capital stock of OLB.com (ON-LINE BUSINESS), Inc., the foreign corporation which is a party to the merger, is as follows:

Class	Number of Shares	Par Value per share

Common	20,000,000	$ .01
Preferred	2,000,000	$ .01

SIXTH: That for accounting purposes only, the effective date of the merger is November 11, 2004.

SEVENTH: That the executed Agreement and Plan of Merger is on file at 1120 Avenue of the Americas, Fourth Floor, New York, NY 10036, an office of the surviving corporation.

EIGHTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 20 day of November, 2004.

By:  ___________________________
Authorized Officer
Ronny Yakov
Chief Executive Officer

CERTIFICATE OF MERGER OF

OLB.COM (ON-LINE BUSINESS), INC. INTO

THE OLB GROUP, INC.

Under Section 907 of the Business Corporation Law

FIRST: The name of the corporation to be merged is OLB.com (ON-LINE BUSINESS), Inc., a New York corporation, which is hereinafter sometimes referred to as the “merged corporation”, and the name of the surviving corporation is The OLB Group, Inc., a Delaware corporation, which is hereinafter sometimes referred to as the “surviving corporation”. The name under which the merged corporation was formed is Interactive Colors, Inc.

SECOND: The designation and number of outstanding shares of capital stock of the merged corporation is (i) 2,300,000 shares of common stock, par value $0.01 per share (“Old Common Stock”), (ii) 807,100 shares of Series A convertible preferred stock, par value $0.01 per share (“Series A Convertible Preferred Stock”), (iii) 648,778 shares of Series B convertible preferred stock, par value $0.01 per share (“Series B Convertible Preferred Stock”). and (iv) 1,455,878 shares of Series C convertible preferred stock, par value $0.01 per share (“Series C Convertible Preferred Stock”). All of the outstanding shares are entitled to vote.

THIRD: At the effective time of the merger, by virtue of the merger and without any action on the part of the holders thereof, (i) each share of common stock of the merged corporation shall be converted into and become 5 shares of common stock, par value $0.01 per share of the surviving corporation, (ii) each share of Series A Convertible Preferred Stock shall be converted into and become 5 shares of common stock, par value $.01 per share of the surviving corporation and (iii) each share of Series B Convertible Preferred Stock shall be converted into and become 5 shares of common stock, par value $.01 per share of the surviving corporation.

FOURTH: No amendments or changes in the certificate of incorporation of the surviving shall be effected by the merger.

FIFTH: The merger is permitted by the laws of the State of Delaware and is in compliance therewith.

SIXTH: The proposed merger has been approved by the shareholders of the merged corporation by written consent given in accordance with Section 615 of the Business Corporation Law, written notice having been duly given to nonconsenting shareholders as and to the extent required by law.

SEVENTH: The surviving corporation is a Delaware corporation, incorporated on November 18, 2004, which has not filed an application for authority to do business in New York. The surviving corporation will not do business in New York until an application for authority shall have been filed by the Department of State.

EIGHTH: The certificate of incorporation of the merged corporation was filed by the Department of State on January 15, 1993.

NINTH: The surviving corporation agrees that it may be served with process in New York in any action or special proceeding for the enforcement of any liability or obligation of the merged corporation, for the enforcement of any liability or obligation of the merged corporation, previously amenable to suit in the State of New York, and for the enforcement, as provided in the Business Corporation Law of the State of New York, of the right of shareholders of the merged corporation to receive payment for their shares against the surviving corporation.

TENTH: Subject to the provisions of section 623 of the Business Corporation Law of the State of New York, the surviving corporation agrees that it will promptly pay to the shareholders of the merged corporation the amount, if any, to which they shall be entitled under the provisions of the Business Corporation Law of the State of New York relating to the right of shareholders to receive payment for their shares.

ELEVENTH: The surviving corporation hereby designates the Secretary of State as its agent upon whom process against it may be served in the manner set forth in paragraph (b) of section 306 of the Business Corporation Law of the State of New York in any action or special proceeding. The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the surviving corporation is 1120 Avenue of the Americas-Fourth Floor, New York, N.Y. 10036, Attention: Ronnie Yakov.

TWELFTH: The merged corporation hereby certifies that all fees and taxes (including penalties and interest) administered by the Department of Taxation and Finance of the State of New York which are now due and payable by the merged corporation have been paid and a cessation franchise tax report (estimate or final) through the anticipated date of the merger has been filed by the merged corporation. The said report, if estimated, is subject to amendment. The surviving corporation agrees that it will within thirty days after the filing of this certificate file the cessation franchise tax report, if an estimated report was previously filed, and promptly pay to the Department of Taxation and Finance of the State of New York all fees and taxes (including penalties and interest), if any, due to the Department of Taxation and Finance of the State of New York by the merged corporation.

IN WITNESS WHEREOF, each of the surviving corporation and the merged corporation has caused this certificate to be signed by an authorized officer thereof this 20th day of November, 2004.

OLB.COM (ON-LINE BUSINESS), INC.

By:  _________________________________
Ronny Yakov
Chief Executive Officer

THE OLB GROUP, INC.

By:  _________________________________
Ronny Yakov
Chief Executive Officer

CERTIFICATE OF MERGER

OF

OLB.COM (ON-LINE BUSINESS), INC.

Under Section 907 of the Business Corporation Law

Filed by: ___________________________________
Ronny Yakov
1120 Avenue of the Americas, Forth Floor
New York, NY 10036